EX-99.B(j)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Wells Fargo Advantage Dow Jones Target Today Fund (formerly named the Outlook Today Fund), Dow Jones Target 2010 Fund (formerly named Dow Jones Target 2030 Fund (formerly named the Outlook 2030 Fund) and Dow Jones Target the Outlook 2010 Fund), Dow Jones Target 2020 Fund (formerly named the Outlook 2020 Fund), 2040 Fund (formerly named the Outlook 2040 Fund), five Funds of Wells Fargo Funds Trust, dated April 17, 2006, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 30, 2006